Exhibit 10.1

AMENDMENT NO. ONE TO THE

ATMOS ENERGY CORPORATION

CHANGE IN CONTROL SEVERANCE AGREEMENT

TIER I

WHEREAS, on                     ,             , ATMOS ENERGY CORPORATION, a Texas and Virginia corporation (the “Company”) and                                          (“Executive”) entered into the Atmos Energy Corporation Change in Control Severance Agreement, Tier I (the “Agreement”), whereby the Company will provide certain benefits to Executive in the event of a Change in Control of the Company; and

WHEREAS, the Company’s Board of Directors has approved the adoption of amendments to each previously executed Change in Control Severance Agreement to provide certain additional benefits to each covered executive in the event of a Change in Control; and

WHEREAS, pursuant to Section 7 of the Agreement, the Company desires to amend the Agreement in order to provide such additional benefits to Executive.

NOW, THEREFORE, the Company does hereby amend the Agreement, effective as of the day and year hereinafter set forth, as follows:

1. Section 4.1 is amended, effective as of January 1, 2006, by striking paragraph (b) and substituting in lieu thereof the following paragraph (b):

(b) In addition, Company shall pay to Executive in one lump sum not later than the tenth (10th) day following the Date of Termination, an amount equal to the total of (a) an amount that is actuarially equivalent to an additional three (3) years of annual age and service credits payable to Executive under the Company’s Pension Account Plan and (b) an amount that is actuarially equivalent to an additional three (3) years of Company matching contributions payable to Executive under the Company’s Retirement Savings Plan and Trust;

2. Section 4.1 is amended, effective as of January 1, 2006, by adding the following new paragraph (c):

(c) The Company shall also continue to provide Executive with all (i) medical, dental, vision, accident, and other health benefits, (ii) life insurance benefits, and (iii) disability benefits (collectively, “health and welfare benefits”), all of which are equal to or economically equivalent to the benefits in effect for Executive at the time of the Change in Control, and the Company shall provide such benefits at the same cost to Executive as the cost, if any, charged to Executive for those benefits prior to the Date of Termination. The Company may either provide the foregoing health and welfare benefits for the period from the Date of Termination until three (3) years from the Date of Termination, or in its sole discretion, the Company may instead pay to Executive no later than the tenth (10th) day following the Date of Termination, a lump sum in an amount actuarially equivalent to the total value of such health and welfare benefits continuation coverage.

3. All capitalized terms that are not otherwise defined herein shall have the meanings subscribed to them in the Agreement.

IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. ONE TO THE ATMOS ENERGY CORPORATION CHANGE IN CONTROL SEVERANCE AGREEMENT, TIER I, to be executed in its name and on its behalf this          day of                         , 2006, effective as of the dates provided herein.

ATMOS ENERGY CORPORATION

By:
Robert W. Best
Chairman, President and Chief Executive Officer

Consented to and acknowledged by:

EXECUTIVE

[Name of Executive]

Date:

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